                                                                      Exhibit 99

                            VIRGINIA COMMERCE BANCORP

FOR IMMEDIATE RELEASE:

          VIRGINIA COMMERCE BANCORP, INC. REPORTS RECORD FIRST QUARTER
                      EARNINGS AND CONTINUED STRONG GROWTH

ARLINGTON, VA., THURSDAY, APRIL 13, 2006--Virginia Commerce Bancorp, Inc. (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the "Bank"), today reported its financial results for the first quarter ended March 31, 2006.

FIRST QUARTER 2006 HIGHLIGHTS:

    o Net income of $5.7 million representing a 32.2% increase over first quarter 2005

    o    Diluted earnings per share up 31.0% to $0.38

    o    Loans and deposits up 32.9% and 33.1%, respectively, since March 31,
         2005

    o    Efficiency ratio improves further to 45.9%

    o    Nineteenth branch opened in January

Peter A. Converse, Chief Executive Officer, commented, "It's always nice to start the year with strong performance, and considering the competitive landscape in our market, we're particularly pleased with first quarter results. Earnings, assets, loans and deposits all rose over 30% as compared to the same quarter last year. Deposit growth benefited significantly from the CD and money market promotions we ran for most of the first quarter. Although the advertised rates for these deposit products were market-leading and will put more pressure on our net interest margin, we are confident that the margin will remain above 4%."

Converse added, "We also began the year with a new branch in January in Newington, just south of Springfield. It is our nineteenth branch overall and already has over $7 million in deposits and repos combined. It should be followed by up to four more branches over the remainder of the year. These branches will help sustain our growth momentum but shouldn't strain our overhead. In fact, despite three new branches opening in 2005 and another this past quarter, non-interest expense increased less than earnings, resulting in the efficiency ratio improving to 45.9%. All in all we feel very good about our prospects for the rest of 2006."

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

NET INCOME
First quarter earnings of $5.7 million represented an increase of 32.2% over 2005 first quarter earnings of $4.3 million. On a diluted per share basis, first quarter 2006 earnings were $0.38 compared to $0.29 for the first quarter of 2005, an increase of 31.0%. The year-over-year increase in net income was due to a 27.1% increase in net interest income and a 40.4% increase in non-interest income. These increases in revenue more than offset a 25.8% increase in non-interest expense. As a result, the Company's efficiency ratio improved further from 46.7% to 45.9%.

NET INTEREST INCOME
Net interest income for the first quarter of $16.1 million was up 27.1% over the same quarter last year due to strong loan growth, as the net interest margin declined from 4.40% in the first quarter of 2005 to 4.27% for the current three-month period. The margin decreased seven basis points from 4.34% in the fourth quarter of 2005.

As interest rates have continued to increase over the past year, the Company's yield on interest-earning assets rose eighty-seven basis points from 6.34% in the first quarter of 2005, to 7.21% in the current quarter, with the yield on loans rising eighty-six basis points primarily on increases in the prime rate. However, the cost of interest-bearing liabilities increased one hundred-eighteen basis points from 2.38% to 3.56% due to rates paid on money market accounts, time deposits and repurchase agreements. Management expects the net interest margin to decline further in the next quarter as a result of continuing competitive pressures on deposit rates in the Company's market area and as the full impact of the rates paid for new money market and time deposits in the first quarter are realized. Despite these factors, the margin is expected to remain above 4.00%.

NON-INTEREST INCOME
Non-interest income for the first quarter rose $492 thousand, or 40.4%, from $1.2 million in 2005, to $1.7 million with service charges and other fees rising $368 thousand, or 82.3%, due to fees from lockbox operations and overdrafts, while fees and net gains on mortgage loans held-for-sale increased $112 thousand. Compared to the three months ended December 31, 2005, non-interest income was lower by $305 thousand with fees from lockbox operations, non-deposit investment services and mortgage loans held-for-sale all down for the period due mostly to seasonal fluctuations.

NON-INTEREST EXPENSE
Non-interest expense increased $1.7 million, or 25.8%, from $6.5 million in the first quarter of 2005, to $8.2 million in the current period, and was mostly unchanged from the three months ended December 31, 2005. The year-over-year increases were due to the opening of the Bank's eighteenth and nineteenth branch locations in June 2005 and January 2006, the hiring of additional loan and business development officers and other staffing and facilities expansion to support the significant levels of loan and deposit growth. However, earnings growth and diligence in managing and containing the expenses associated with the new branches and facilities expansion, resulted in further improvement in the efficiency ratio from 46.7% in 2005, to 45.9%. Management expects only slightly higher levels in all non-interest expense categories in the second quarter with the next new branch location expected to open in the early part of the third quarter.

LOANS
Loans, net of allowance for loan losses, increased $338.5 million, or 32.9%, from $1.03 billion at March 31, 2005, to $1.37 billion at March 31, 2006. Growth occurred in all categories, but primarily in non-farm, non-residential real estate loans and real estate construction loans, which rose 24.1% and 52.8%, respectively, while commercial loans increased 29.2% year-over-year. Since December 31, 2005, loans are up $98.4 million, or 31.2%, on an annualized basis, with growth again concentrated in commercial real estate and construction.

DEPOSITS
Since March 31, 2005, deposits have increased $346.2 million, or 33.1%, from $1.04 billion to $1.39 billion, with non-interest bearing demand deposits increasing $31.2 million, interest-bearing demand deposits rising $55.9 million, and time deposits growing by $259.1 million. For the three months ended March 31, 2006, deposits rose $148.4 million, or 47.6%, on an annualized basis, with demand deposits growing by $11.8 million, interest-bearing demand accounts increasing by $29.3 million, and time deposits increasing by $107.3 million. Growth in the first quarter was supported by several promotions for both money market and time deposits in local newspapers as the Bank continued to gather these deposits to fund a continuing strong loan pipeline.

REPURCHASE AGREEMENTS AND OTHER BORROWINGS
Repurchase agreements, which represent funds of numerous demand deposit customers of the Bank, increased $67.0 million, or 240.0%, from $47.9 million at March 31, 2005, to $114.9 million at March 31, 2006, and increased $3.1 million from $111.8 million at December 31, 2005. Two accounts represented $42.0 million of the $114.9 million at March 31, and are expected to decline significantly in the second quarter. At March 31, 2005, the Bank had $31.0 million in outstanding advances with the Federal Home Loan Bank of Atlanta, those advances which were used to help loan funding during that quarter were repaid in the second quarter of 2005.

TRUST PREFERRED SECURITIES
On December 20, 2005, the Company completed the private placement of an aggregate of $25 million of trust preferred securities through VCBI Capital Trust III, a newly formed trust subsidiary organized under Delaware law. The securities mature on February 23, 2036, and are redeemable at par, at the Company's option, at any time on or after February 23, 2011, subject to regulatory approval. The securities are redeemable prior to February 23, 2011, at a premium ranging up to 104% of the principal amount thereof, upon the occurrence of certain regulatory or legal events. The securities bear interest on a quarterly basis, at a 6.19% fixed rate until February 23, 2011, at which time the interest rate becomes a variable rate, adjusted quarterly, equal to 142 basis points over three-month LIBOR. The proceeds from this issuance were used to supplement the Company's capital for continued growth and other general corporate purposes.

PROVISION FOR LOAN LOSSES/ASSET QUALITY
Provisions for loan losses increased $174 thousand from $831 thousand in the first quarter of 2005, to $1.0 million during the current period as impaired loans increased by $362 thousand during the quarter to $2.3 million versus an increase of only $5 thousand in the first quarter of 2005. However, asset quality remains strong with total non-performing assets and past due loans to total assets of 0.19%, up from 0.13% at December 31, 2005, due to the $362 thousand in impaired loans noted above and an $888 thousand increase in loans 90 days past due. The increase in loans over 90 days past due represents two loans on one-to-four family residential properties, of which one for $340 thousand is current as to interest and in the renewal process.

STOCKHOLDERS' EQUITY
Stockholders' equity increased $23.2 million, or 24.3%, from $95.7 million at March 31, 2005, to $118.9 million at March 31, 2006, on earnings of $21.1 million, $1.40 per share, and $2.4 million in net proceeds and tax benefits from the exercise of options by company directors, officers and employees.

On March 16, 2006, the Company declared a 3-for-2 stock split in the form of a 50% stock dividend to be paid on May 12, 2006, to shareholders of record as of the close of business on April 28, 2006. This split is subject to the approval by shareholders of an amendment to the Articles of Incorporation of the Company at its annual meeting to be held on April 26, 2006, increasing the number of authorized shares to 50 million.

CONFERENCE CALL
Virginia Commerce Bancorp will host a teleconference call for the financial community on April 13, 2006, at 11:00 a.m. Eastern Daylight Time to discuss the first quarter 2006 financial results. The public is invited to listen to this conference call by dialing 866-837-9780 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on April 13, 2006, until 11:59 p.m. Eastern Daylight Time on April 20, 2006. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering passcode 885884.

ABOUT VIRGINIA COMMERCE BANCORP
Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the "Bank"), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through nineteen branch offices, two residential mortgage offices and one investment services office, principally to individuals and small to medium-size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS
This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or "GAAP".

FORWARD LOOKING STATEMENTS
This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne
Executive Vice President and Chief Financial Officer
(703) 633-6120
wbeauchesne@vcbonline.com

                         Virginia Commerce Bancorp, Inc.
                              Financial Highlights
                  (Dollars in thousands, except per share data)
                                   (Unaudited)

                                                                      Three Months Ended March 31,
                                                                  2006              2005          % CHANGE
                                                             ------------------------------------------------
SUMMARY OPERATING RESULTS:
  Interest and dividend income                                      $ 27,241          $ 18,300         48.9%
  Interest expense                                                    11,089             5,587         98.5%
    Net interest and dividend income                                  16,152            12,713         27.1%
  Provision for loan losses                                            1,005               831         20.9%
  Non-interest income                                                  1,711             1,219         40.4%
  Non-interest expense                                                 8,194             6,514         25.8%
    Income before income taxes                                         8,664             6,587         31.5%
  Net income                                                          $5,714            $4,321         32.2%

PERFORMANCE RATIOS:
  Return on average assets                                              1.46%             1.46%
  Return on average equity                                             20.13%            18.68%
  Net interest margin                                                   4.27%             4.40%
  Efficiency ratio (1)                                                 45.87%            46.69%

PER SHARE DATA: (2)
  Net income-basic                                                     $0.40             $0.31         29.0%
  Net income-diluted                                                   $0.38             $0.29         31.0%
  Average number of shares outstanding:
    Basic                                                         14,210,134        13,983,982
    Diluted                                                       15,101,077        14,940,954

                                                                             As of March 31,
                                                             ------------------------------------------------
                                                                  2006              2005        % CHANGE
                                                             ---------------- ----------------- -------------
SELECTED BALANCE SHEET DATA:
  Loans, net                                                      $1,368,610        $1,030,060         32.9%
  Investment securities                                              169,530           162,341          4.4%
  Assets                                                           1,678,432         1,244,459         34.9%
  Deposits                                                         1,391,983         1,045,760         33.1%
  Stockholders' equity                                               118,911            95,676         24.3%
  Book value per share (2)                                             $8.33             $6.84         21.8%

CAPITAL RATIOS (% of risk weighted assets):
    Tier 1 capital:
      Company                                                          10.87%            10.34%
      Bank                                                              7.93%             8.57%
    Total qualifying capital:
      Company                                                          12.07%            11.35%
      Bank                                                             11.85%            11.20%

ASSET QUALITY:
  Non-performing assets:
    Impaired loans                                                    $2,342            $1,197         95.6%
    Non-accrual loans                                                     13                17        -23.5%
    Loans 90+ days past due and still accruing                           890                --          N/A
                                                                  ----------        ----------
      Total non-performing assets and past due loans                  $3,245           $ 1,214        267.3%
                              to total loans:                           0.23%             0.12%
                              to total assets:                          0.19%             0.10%
    Allowance for loan losses to total loans                            1.07%             1.07%
    Net charge-offs (recoveries)                                        $ 13             $  (1)
    Net charge-offs to average loans outstanding                       0.001%             0.00%

                                                                             As of March 31,
                                                             ------------------------------------------------
                                                                 2006              2005         % CHANGE
                                                             -------------- ------------------- -------------
LOAN PORTFOLIO:
  Commercial                                                   $  137,039           $  106,053          29.2%
  Real estate-one-to-four family residential                      162,951              127,497          27.8%
  Real estate-multi-family residential                             65,936               48,502          35.9%
  Real estate-nonfarm, nonresidential                             609,449              491,043          24.1%
  Real estate-construction                                        407,120              266,432          52.8%
  Consumer                                                          6,290                6,511          -3.5%
                                                               ----------           ----------          ----
    Total loans                                                $1,388,785           $1,046,038          32.8%
  Less unearned income                                              5,362                4,744          13.0%
  Less allowance for loan losses                                   14,813               11,234          31.9%
                                                               ----------           ----------          ----
    Loans, net                                                 $1,368,610           $1,030,060          32.9%

INVESTMENT SECURITIES (AT BOOK VALUE):
  Available-for-sale:
    U.S. Government Agency obligations                         $  113,938           $   98,148          16.1%
    U.S. Treasuries                                                    --                9,953           n/a
    Domestic corporate debt obligations                             6,048                6,035           0.2%
    Obligations of states and political subdivisions                1,365                1,333           2.4%
    Restricted stock:
      Federal Reserve Bank                                          1,442                1,442           --
      Federal Home Loan Bank                                        3,034                3,672         -17.4%
      Community Bankers' Bank                                          55                   55           --
                                                               ----------           ----------          ----
                                                               $  125,882           $  120,638           4.4%
  Held-to-maturity:
    U.S. Government Agency obligations                         $   34,684           $   32,774           5.8%
    Obligations of states and political subdivisions                8,964                8,434           6.3%
    Domestic corporate debt obligations                                --                  495           n/a
                                                               ----------           ----------          ----
                                                               $   43,648           $   41,703           4.7%

(1) Computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 35% rate and non-interest income.

(2) Adjusted to give effect to a five-for-four split in the form of a 25% stock dividend in May 2005.

                         Virginia Commerce Bancorp, Inc.
                           Consolidated Balance Sheets
                  (Dollars in thousands, except per share data)
                                 As of March 31,
                                   (Unaudited)

                                                                              2006                 2005
                                                                       -----------           -----------
ASSETS
Cash and due from banks                                                $    33,379           $    21,136
Interest-bearing deposits with other banks                                   1,045                 1,015
Securities (fair value: 2006, $168,324; 2005, $162,010)                    169,530               162,341
Federal funds sold                                                          68,000                    --
Loans held-for-sale                                                          8,066                 5,323
Loans, net of allowance for loan losses of $14,813 in 2006 and
  $11,234 in 2005                                                        1,368,610             1,030,060
Bank premises and equipment, net                                             7,817                 7,165
Accrued interest receivable                                                  6,499                 4,376
Other assets                                                                15,486                13,043
                                                                       -----------           -----------
   Total assets                                                        $ 1,678,432           $ 1,244,459
                                                                       ===========           ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS
   Demand deposits                                                     $   200,384           $   169,189
   Savings and interest-bearing demand deposits                            378,891               322,963
   Time deposits                                                           812,708               553,608
                                                                       -----------           -----------
   Total deposits                                                      $ 1,391,983           $ 1,045,760
Securities sold under agreement to repurchase and federal funds
  purchased                                                                114,940                47,898
Other borrowed funds                                                            --                31,000
Trust preferred capital notes                                               44,344                18,570
Accrued interest payable                                                     4,037                 2,259
Other liabilities                                                            4,217                 3,296
                                                                       -----------           -----------
   Total liabilities                                                   $ 1,559,521           $ 1,148,783
                                                                       ===========           ===========
STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par, 1,000,000 shares authorized and
  unissued                                                             $        --           $        --
Common stock, $1.00 par, 20,000,000 shares authorized, issued and
  outstanding 2006, 14,272,050; 2005, 11,189,129                            14,272                11,189
Surplus                                                                     37,315                37,971
Retained earnings                                                           68,954                47,898
Accumulated other comprehensive loss, net                                   (1,630)               (1,382)
                                                                       -----------           -----------
   Total stockholders' equity                                          $   118,911           $    95,676
   Total liabilities and stockholders' equity                          $ 1,678,432           $ 1,244,459
                                                                       ===========           ===========

                         Virginia Commerce Bancorp, Inc.
                        Consolidated Statements of Income
                  (Dollars in thousands except per share data)
                          Three Months Ended March 31,
                                   (Unaudited)

                                                                             2006                2005
                                                                ------------------    ----------------
INTEREST AND DIVIDEND INCOME:
    Interest and fees on loans                                           $25,368               $16,808
    Interest and dividends on investment securities:
        Taxable                                                            1,585                 1,358
        Tax-exempt                                                            60                    59
        Dividends                                                             63                    55
    Interest on deposits with other banks                                     13                     6
    Interest on federal funds sold                                           152                    14
                                                                         -------               -------
   Total interest and dividend income                                    $27,241               $18,300
                                                                         -------               -------
INTEREST EXPENSE:
     Deposits                                                            $ 9,171               $ 4,835
     Securities sold under agreement to repurchase and
       federal funds purchased                                               956                   269
     Other borrowed funds                                                    216                   211
     Trust preferred capital notes                                           746                   272
                                                                         -------               -------
     Total interest expense                                              $11,089               $ 5,587
                                                                         -------               -------
NET INTEREST INCOME:                                                     $16,152               $12,713
   Provision for loan losses                                               1,005                   831
                                                                         -------               -------
    Net interest income after provision for loan losses                  $15,147               $11,882
                                                                         -------               -------
NON-INTEREST INCOME:
     Service charges and other fees                                      $   815               $   447
     Non-deposit investment services commissions                              91                    80
     Fees and net gains on loans held-for-sale                               717                   605
     Other                                                                    88                    87
                                                                         -------               -------
     Total non-interest income                                           $ 1,711               $ 1,219
                                                                         -------               -------
NON-INTEREST EXPENSE:
     Salaries and employee benefits                                      $ 4,820               $ 3,790
     Occupancy expense                                                     1,267                   947
     Data processing                                                         477                   370
     Other operating expense                                               1,630                 1,407
                                                                         -------               -------
     Total non-interest expense                                          $ 8,194               $ 6,514
                                                                         -------               -------
     Income before taxes on income                                       $ 8,664               $ 6,587
     Provision for income taxes                                            2,950                 2,266
                                                                         -------               -------
NET INCOME                                                               $ 5,714               $ 4,321
                                                                         =======               =======
   Earnings per common share, basic (1)                                  $  0.40               $  0.31
   Earnings per common share, diluted (1)                                $  0.38               $  0.29

(1) Adjusted to give effect to a five-for-four split in the form of a 25% stock dividend in May 2005.

                         Virginia Commerce Bancorp, Inc.
                Consolidated Average Balances, Yields, and Rates
                          Three Months Ended March 31,
                                   (Unaudited)

                                             --------------------------------------------------------------------------------------
                                                              2006                                        2005
                                             ------------------------------------------    ----------------------------------------
                                                                             Average                                      Average
                                               Average      Interest         Yields          Average       Interest       Yields
(Dollars in thousands)                         Balance    Income-Expense     /Rates          Balance     Income-Expense   /Rates
                                             ------------ --------------   ------------    ------------- -------------- -----------
ASSETS

Securities (1)                                $  174,031       $ 1,708        3.97%       $  164,739        $ 1,472       3.62%
Loans, net of unearned income (2)              1,344,409        25,368        7.55%        1,004,383         16,808       6.69%
Interest-bearing deposits in other banks           1,044            13        5.00%            1,013              6       2.37%
Federal funds sold                                13,597           152        4.46%            2,256             14       2.46%
                                              ----------       -------        ----        ----------        -------       ----
TOTAL INTEREST-EARNING ASSETS                 $1,533,081       $27,241        7.21%       $1,172,391        $18,300       6.34%
Other assets                                      52,031                                      30,665
                                              ----------                                  ----------

TOTAL ASSETS                                  $1,585,112                                  $1,203,056
                                              ==========                                  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
  NOW accounts                                $  196,084       $   811        1.68%       $  203,320        $   761       1.52%
  Money market accounts                          140,403         1,005        2.90%          103,117            372       1.46%
  Savings accounts                                18,593            25        0.54%           20,284             27       0.55%
  Time deposits                                  747,684         7,330        3.98%          521,395          3,675       2.86%
                                              ----------       -------        ----        ----------        -------       ----
Total interest-bearing deposits               $1,102,764       $ 9,171        3.37%       $  848,116        $ 4,835       2.31%
Securities sold under agreement to
  repurchase and federal funds purchased         100,466           956        3.86%           56,140            269       1.94%
Other borrowed funds                              18,333           216        4.72%           30,467            211       2.77%
Trust preferred capital notes                     43,000           746        6.94%           18,000            272       6.04%
                                              ----------       -------        ----        ----------        -------       ----
TOTAL INTEREST-BEARING LIABILITIES            $1,264,563       $11,089        3.56%       $  952,723        $ 5,587       2.38%

Demand deposits and other liabilities            205,402                                     156,505
                                              ----------                                  ----------
TOTAL LIABILITIES                             $1,469,965                                  $1,109,228

Stockholders' equity                             115,147                                      93,828
                                              ----------                                  ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $1,585,112                                  $1,203,056
                                              ==========                                  ==========
Interest rate spread                                                          3.65%                                       3.96%
Net interest income and margin                                 $16,152        4.27%                         $12,713       4.40%


(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders' equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.36 million and $992 thousand for the three months ended March 31, 2006 and 2005, respectively.